Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports third quarter earnings of $41 million, or
$0.24 per share

•
Diluted earnings per share for the third quarter of 2016 were 24 cents, a 4.3 percent increase from second quarter of 2016 and a 20.0 percent increase from the third quarter of 2015. Pre-provision net revenue of $58.9 million was 10.4 percent higher than the second quarter of 2016 and 19.0 percent higher than the third quarter of 2015.

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Net interest income for the third quarter of 2016 increased $1.6 million, or 1.3 percent, compared to the second quarter of 2016 and increased $4.9 million, or 3.9 percent, compared to third quarter of 2015.

•	Net interest margin decreased six basis points to 3.14 percent compared to the second quarter of 2016, and four basis points compared to the third quarter of 2015.

•
Loans at September 30, 2016 increased $236.1 million, or 1.7 percent, compared to June 30, 2016 and $854.9 million, or 6.3 percent, compared to September 30, 2015. Average loans for the third quarter of 2016 increased 1.8 percent and 6.3 percent compared to the second quarter of 2016 and the third quarter of 2015, respectively.

•	Deposits at September 30, 2016 increased $659.9 million, or 4.6 percent, compared to
June 30, 2016 and increased $868.1 million, or 6.2 percent, compared to September 30, 2015. Average deposits for the third quarter of 2016 increased 2.5 percent compared to the second quarter of 2016, and increased 5.9 percent compared to the third quarter of 2015.

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The provision for credit losses in the third quarter of 2016 was $4.1 million, compared to a $2.5 million provision in the second quarter of 2016 and a $1.0 million provision in the third quarter of 2015.

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Non-interest income, excluding investment securities gains, increased $2.1 million, or 4.5 percent, in comparison to the second quarter of 2016, and increased $5.1 million, or 11.9 percent, in comparison to the third quarter of 2015.

•
Non-interest expense decreased $1.8 million, or 1.5 percent, compared to the second quarter of 2016 and, excluding the loss on redemption of trust preferred securities recognized in the third quarter of 2015, increased $585,000, or 0.5 percent, compared to the third quarter of 2015.

(October 18, 2016) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) reported net income of $41.5 million, or 24 cents per diluted share, for the third quarter of 2016.

"We were pleased with the third quarter results as we were able to grow earnings per share by 4.3 percent linked quarter,” said E. Philip Wenger, Chairman, President and CEO. "Despite a challenging interest rate and operating environment, we were able to grow revenues and reduce expenses, which enabled us to drive positive operating leverage for the quarter.”

Net Interest Income and Margin
Net interest income for the third quarter of 2016 increased $1.6 million, or 1.3 percent, from the second quarter of 2016. Net interest margin decreased six basis points, or 1.9 percent, to 3.14 percent in the third quarter of 2016, from 3.20 percent in the second quarter of 2016. The average yield on interest-earning assets decreased six basis points, while the average cost of interest-bearing liabilities remained unchanged, during the third quarter of 2016 in comparison to the second quarter of 2016.

Average Balance Sheet
Total average assets for the third quarter of 2016 were $18.6 billion, an increase of $439.1 million from the second quarter of 2016. Average loans, net of unearned income, increased $246.2 million, or 1.8 percent, in comparison to the second quarter of 2016. Average loans and yields, by type, for the third quarter of 2016 in comparison to the second quarter of 2016, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	September 30, 2016		June 30, 2016		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$5,670,888	3.99%	$5,557,680	4.00%	$113,208	2.0%
Commercial - industrial, financial, and agricultural	4,066,275	3.76%	4,080,524	3.81%	(14,249)	(0.3)%
Real estate - home equity	1,640,913	4.08%	1,656,140	4.10%	(15,227)	(0.9)%
Real estate - residential mortgage	1,503,209	3.76%	1,399,851	3.78%	103,358	7.4%
Real estate - construction	837,920	3.76%	820,881	3.81%	17,039	2.1%
Consumer	281,517	5.31%	272,293	5.37%	9,224	3.4%
Leasing and other	211,528	4.74%	178,655	6.22%	32,873	18.4%
Total Average Loans, net of unearned income	$14,212,250	3.93%	$13,966,024	3.98%	$246,226	1.8%

(1) Presented on a tax-equivalent basis using a 35% Federal tax rate and statutory interest expense disallowances.

Total average liabilities increased $408.4 million, or 2.5 percent, from the second quarter of 2016, while average deposits increased $357.2 million, or 2.5 percent. Average deposits and interest rates, by type, for the third quarter of 2016 in comparison to the second quarter of 2016, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	September 30, 2016		June 30, 2016		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$4,227,639	—%	4,077,642	—%	$149,997	3.7%
Interest-bearing demand	3,602,448	0.19%	3,454,031	0.18%	148,417	4.3%
Savings deposits	4,078,942	0.20%	3,989,988	0.19%	88,954	2.2%
Total average demand and savings	11,909,029	0.13%	11,521,661	0.12%	387,368	3.4%
Time deposits	2,814,258	1.07%	2,844,434	1.06%	(30,176)	(1.1)%
Total Average Deposits	$14,723,287	0.31%	$14,366,095	0.30%	$357,192	2.5%

Asset Quality
Non-performing assets were $150.1 million, or 0.80 percent of total assets, at September 30, 2016, compared to $139.7 million, or 0.76 percent of total assets, at June 30, 2016 and $155.6 million, or 0.87 percent of total assets, at September 30, 2015.
Annualized net charge-offs for the quarter ended September 30, 2016 were 0.11 percent of total average loans, compared to 0.10 percent for the quarter ended June 30, 2016 and 0.03 percent for the quarter ended September 30, 2015. The allowance for credit losses as a percentage of non-performing loans was 119.6 percent at September 30, 2016, as compared to 129.3 percent at June 30, 2016 and 116.8 percent at September 30, 2015.
During the third quarter of 2016, the Corporation recorded a $4.1 million provision for credit losses, compared to a $2.5 million provision in the second quarter of 2016 and a $1.0 million provision in the third quarter of 2015.

Non-interest Income
Non-interest income, excluding investment securities gains, increased $2.1 million, or 4.5 percent, in comparison to the second quarter of 2016. Other service charges and fees increased $1.4 million, or 11.0 percent, due to increases in commercial loan interest rate swap fees. Mortgage banking income increased $632,000, or 16.2 percent, primarily driven by gains on sales of loans as a result of higher volumes of new loan commitments. During the third quarter of 2016, an additional $1.3 million mortgage servicing rights impairment charge was recorded, compared to $1.7 million impairment charge in the prior quarter, as a reduction to mortgage banking income.

Compared to the third quarter of 2015, non-interest income, excluding investment securities gains, increased $5.1 million, or 11.9 percent, due to increases in commercial loan interest rate swap fees, mortgage banking income, and SBA loan sale gains.
Gains on sales of investment securities decreased $74,000 in comparison to the second quarter of 2016, and decreased $1.7 million from the third quarter of 2015.

Non-interest Expense
Non-interest expense decreased $1.8 million, or 1.5 percent, in the third quarter of 2016, compared to the second quarter of 2016. Decreases occurred in FDIC insurance expense, data processing, professional fees and operating risk loss, partially offset by increases in salaries and employee benefits, other real estate owned and repossession expense and other outside services.
In the third quarter of 2015, the Corporation incurred a $5.6 million loss on the redemption of trust preferred securities. Excluding this loss, non-interest expense remained relatively flat in the third quarter of 2016 compared to the prior year with increases in salaries and employee benefits and occupancy expense, offset by decreases in other outside services, FDIC insurance expense, and operating risk loss.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Bethlehem, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at
www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the

Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.